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                                                                      EXHIBIT 21


WESTOWER CORPORATION'S SUBSIDIARIES:

Westower Holdings Ltd., a Wyoming corporation

Westower Communications Ltd., a British Columbia corporation (a wholly-owned subsidiary of Westower Holdings Ltd.)

Westower Communications Inc., a Washington corporation (a wholly-owned subsidiary of Westower Holdings Ltd.)

WTC Holdings Inc. (formerly known as 411677 Alberta Ltd.), a Wyoming corporation

Western Telecom Construction Ltd., an Alberta corporation (a wholly-owned subsidiary of WTC Holdings Inc.)

Ralph's Radio Inc., an Alberta corporation

344813 Alberta Ltd. (formerly known as Ralph's Auto Radio), an Alberta corporation

National Tower Service Ltd., an Ontario corporation

Westower Leasing Canada, Inc., a Canadian corporation

WTC Leasing Ltd. Partnership (the Registrant controls, either directly or indirectly, 100% of the interests in this partnership)

Jovin Communications, Inc., a Quebec, Canada corporation

Acier Filteau, Inc., a Quebec, Canada corporation

MJA Communications Corp., a Florida corporation

Cord Communications, Inc., a Washington corporation

Standby Services, Inc., a Texas corporation

CNG Communications, Inc., a Delaware corporation

Teletronics Management Services, Inc., a Washington corporation

Summit Communications LLC, a Mississippi limited liability company